Exhibit 6.1

REVOLVING LINE OF CREDIT NOTE

PRINCIPAL AMOUNT:

$350,000.00

INTEREST RATE:

0.75% SIMPLE INTEREST PAID MONTHLY ON AGGREGATE UNPAID PRINCIPAL AMOUNT

BORROWER:

SIERRA SOFTWARE SYSTEMS, INC. A NEVADA CORPORATION

LENDER:

RAGSS QOZB, INC. A NEVADA CORPORATION

FOR VALUE RECEIVED, Sierra Software Systems, Inc. ("Borrower") promises to pay to RAGSS QOZB, INC., a Nevada Corporation, and/or assigns (the "Lender"), interest on the aggregate unpaid principal amount of all advances made by Lender to Borrower at an interest rate of three-quarters of one percent (0.75%) simple interest per month (the "Interest Rate"). Interest will be calculated on a basis of a 30-day month.

1. Maturity. The principal and any unpaid accrued interest shall be due and payable thirty-six (36) months from the date of this Note (the "Maturity Date"). Notwithstanding the foregoing and after thirty (30) months, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon sixty day (60) written notice, requesting such, by Lender.

2. Renewal and Extension of Line of Credit. Provided that Borrower is not in default under this Note, at the Maturity Date, the Borrower, at the Lender's option may extend and renew this Note for additional terms of twelve (12) months.

3. Interest. All sums advanced pursuant to this Agreement shall bear interest from the date each Advance is made until such time said amount is repaid.

4. Interest Payments; Repayment. Interest on the then outstanding principal balance shall be payable on a monthly basis commencing 30 days after the Advance, and continuing each month thereafter. The entire unpaid principal balance, together with any unpaid accrued interest shall be due and payable on the Maturity Date. Payments shall be made, to the Lender at such place as the Lender may from time to time designate, in lawful money of the United States of America. All payments received hereunder shall be applied first, to accrued interest; second, to principal.

5. Prepayment. Borrower may pre-pay the sums due under this Note, in whole or in part, at any time from time to time, without penalty or premium.

6. Collateral; Security. As security for obligation of Borrower to Lender this Note shall be secured by any and all contracts negotiated by Borrower utilizing Lenders Advances. Borrower, on behalf of and for the benefit of Lender, may record a UCC-1 Financing Statement on all such contracts.

7. Waiver. Lender may extend the time of payment of this Note, postpone the enforcement hereof, grant any indulgences, release any party primarily or secondarily liable hereon, or agree to any subordination of Borrower's obligations hereunder without affecting or diminishing Lender's right of recourse against Borrower, which right is hereby expressly reserved.

8. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Lender may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Borrower. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Borrower. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest payments may be assigned, at will, by the Lender. Principal payments are payable only to the registered Lender of this Note.

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9. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law. This Note shall be deemed made and entered into in Carson City, State of Nevada and venue for any proceeding or action in connection with this Note shall be in Carson City, Nevada.

10. Notices. All notices, requests, demands and other communications under this Note, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as follows:

If to the Borrower, addressed to:

Sierra Software Systems, Inc.

204 West Spear Street #3886

Catalan City, NV 89703

If to Lender, addressed to:
RAGSS QOZB, INC.

204 West Spear Street #3862
Carson City, NV 89703

Any notice mailed to any party hereunder will be deemed effective within five (5) business days of deposit in the United States mail.

11. Amendments and Waivers. The terms of this Note may be amended only in writing signed by Borrower and Lender. This Note constitutes and contains the entire agreement between and among the parties regarding the subject matter hereof, and supersedes and replaces all prior agreements, promises and understandings, whether written or oral, proposed or otherwise, regarding the subject matter hereof

12. Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

13. Loss of Note. Upon receipt by the Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Borrower (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Borrower will make and deliver in lieu of such Note a new Note of like tenor.

EXECUTED as of this 26th day of December 2019

BORROWER:

/s/ Sandra Y. kiln

by: Sandra Y. kiln, Presided-
for; Sierra Software Systems, Inc.

IN WITNESS WHEREOF;

/s/ Dan Shore

by: Dan Shore, President
for; RAGSS QOZB, INC.

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